EXHIBIT 14.1


                             SMARTSERV ONLINE, INC.


                                 CODE OF ETHICS


      The honesty, integrity and sound judgment of our directors, officers and employees is essential to SmartServ's reputation and success.

      This Code of Ethics is applicable to SmartServ's directors, officers and employees. It provides a general statement of SmartServ's expectations regarding the ethical standards to which our directors, officers and employees are expected to adhere. All such persons are expected to be familiar with this Code of Ethics and may be asked from time to time to affirm their compliance with this Code of Ethics and their agreement to adhere to its standards. This Code of Ethics can also be found on our web site at: www.smartserv.com.

      Unless the context otherwise requires, "SmartServ", "Company," "we", "our" or "us" means SmartServ Online, Inc. and its subsidiaries. Our Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer as well as all of our other executive officers that are reporting persons under Section 16 of the Securities Exchange Act of 1934 shall be referred to herein as the "Designated Officers".

      This Code of Ethics:

      o Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

      o Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by us with governmental and regulatory agencies.

      o     Requires compliance with applicable laws, rules and regulations.

      o Addresses misuse or misapplication of our property and corporate opportunities.

      o Requires the highest level of confidentiality and fair dealing within and outside SmartServ's environment.

      o     Requires reporting of any illegal behavior.

      I. CONFLICTS OF INTEREST

      A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with our interests. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of SmartServ. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of SmartServ, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between us and our customers, suppliers or competitors or otherwise reflects negatively on SmartServ would be considered a conflict of interest. In dealing with current or potential customers, suppliers, contractors and competitors, you should act in our best interests to the exclusion of your personal advantage. Any transaction in which an employee, director or officer may have a conflict of interest must be approved on a case-by-case basis by the Audit Committee of the Board of Directors, which approval will require the Audit Committee to determine in its sole discretion that such transaction is fair as to, and in the best interests of, the Company and its stockholders.

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      Director, officers and employees are expected to make prompt and full disclosure in writing to our Chief Financial Officer, or the Chairman of the Audit Committee in lieu thereof, of any potential conflict of interest, which disclosure shall be made prior to accepting any such position or commencing any such transactions. In this regard, you should also disclose all new directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest.

      Using confidential information about us or our businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited. You are also prohibited from:

      o Personally benefiting from opportunities that are discovered through the use of our property, contacts, information or position;

      o Accepting outside employment, or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or SmartServ's interest; and

      o Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at SmartServ, as further described below.

      Directors, officers and all other employees should not solicit, demand, accept or agree to accept gifts, gratuities, favors or other benefits that might affect or appear to affect the exercise of their judgment on our behalf. Any substantial gift or favor offered by an actual or potential client, contractor, or provider of goods or services, lender, security holder, or other affiliate, whether it be in tangible form or in the form of a service or individual benefit, should be refused unless acceptance of such gift or favor has been approved in advance by the Audit Committee. This prohibition is not intended to apply to ordinary courtesies of business life, such as token gifts of insubstantial value, entertainment incidental to a business relationship, or the giving or receipt of normal hospitality of a social nature.

      II. FAIR DEALING

      Directors, officers and all other employees should undertake to deal fairly with our customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

      Each director and employee, including the Designated Officers, must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with another entity (including former employers) that would in any way restrict or prohibit the performance of any duties or responsibilities of their positions with us. Copies of such agreements should be provided to the Chief Financial Officer to permit evaluation of the agreement in light of your position with us. In no event shall you use any trade secrets, proprietary information or other similar property, acquired in the course of your employment with another employer, in the performance of your duties for or on behalf of SmartServ.

      III. CONFIDENTIALITY

      Nonpublic information regarding us or our businesses, employees, customers and suppliers is confidential. As a director, officer or employee, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of SmartServ, including family and friends, or with other employees who do not need the information to carry out their duties. You remain under an obligation to keep all information confidential even if your employment with us ends.

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The following is a non-exclusive list of confidential information:

      o Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

      o All rights to any invention or process developed by an employee using our facilities or trade secret information, from any work for us, or relating to our business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to us.

      o Proprietary information such as customer lists and customers' confidential information.

Public and media communications involving SmartServ must be made only by our Chief Executive Officer or his designee.

      IV. PROTECTION AND PROPER USE OF OUR PROPERTY

      All directors, officers and employees should protect our property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact our profitability, reputation and success. Permitting our property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. You may not use our corporate stationery for personal purposes.

      V. ACCURATE AND TIMELY PUBLIC DISCLOSURE

      We are committed to providing investors with full, fair, accurate, timely, clear and understandable disclosure in the reports that we are required to file with the Securities and Exchange Commission and in other public communications that we make. To this end, we expect all directors and employees, including the Designated Officers, to conduct themselves in such a way to ensure the Company will:

      o     comply with generally accepted accounting principles at all times;

      o maintain books and records that accurately and fairly reflect our transactions; and

      o prohibit the establishment of any undisclosed or unrecorded funds or assets.

In particular, the Designated Officers shall:

      o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

      o maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about us is made known to management, particularly during the periods in which our periodic reports are being prepared; and

      o present information in our periodic reports and other public communications in a full, fair, accurate, timely, clear and understandable manner and in compliance with the letter and spirit of the applicable securities laws for the protection of SmartServ and its stockholders.

      If you have any complaints or concerns regarding the matters described in this Section V or any other accounting, internal accounting controls or auditing matters, you should report these to the Chairman of the Audit Committee in accordance with SmartServ's Complaint Procedures for Accounting and Auditing Matters, a copy of which is attached to this Code of Ethics as Exhibit A. The Complaint Procedures for Accounting and Auditing Matters permits the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

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      VI. COMPLIANCE WITH LAWS, RULES & REGULATIONS

      We strive to comply with all laws, rules and governmental regulations applicable to us, including, without limitation, any applicable rules of the stock market on which our securities are traded. We expect all employees, including Designated Officers, to obey the laws of the cities, states and countries in which we operate. Although you are not expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from appropriate sources. The following are intended to give certain guidance about how you should conduct yourself when performing your job and directing others who have responsibility for these matters.

      A. ANTITRUST

      We do business in a very highly competitive industry. Our activities are subject to the antitrust and competition laws of the United States and the various states and countries in which we do business. In general, those laws prohibit agreements or actions that may restrain trade or reduce competition. Examples of possible violations of these laws include agreements with competitors to fix or control prices, to boycott specified suppliers or to allocate products, territories or markets. Special care should be taken to ensure that any contact with representatives of our competitors, suppliers and others with whom we do business will not be viewed as a violation of any antitrust law.

      B. INSIDER TRADING

      Any information about us that is not public should be considered confidential. Employees with access to confidential information may not use or share that information with others for stock trading purposes or for any other purpose except the conduct of our business. The prohibition on insider trading applies to our securities as well as those of other companies if an employee learns of material non-public information about those other companies in the course of performing his or her duties for us. Using non-public information for personal financial benefit or tipping others who might use it to make an investment decision is both unethical and illegal. All directors, officers and employees are required to comply with the SmartServ Online, Inc. Insider Trading Policy. Any questions concerning the propriety of participating in a SmartServ or other security transaction should be directed to our Chief Financial Officer. Copies of the Insider Trading Policy are available from our Chief Financial Officer.

      C. EMPLOYMENT DISCRIMINATION

      Our workforce is diverse and reflective of society. All employees should respect the rights and cultural differences of other individuals. It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law. Harassment of any such type will not be tolerated.

      D. TRAVEL AND ENTERTAINMENT

      Travel and entertainment should be consistent with the needs of business and be in accordance with the Company's published travel and entertainment policy. An employee should neither lose nor gain financially as a result of business travel and entertainment. Reports filed reflecting the nature and extent of expenses incurred for travel and entertainment should be accurate. Persons who approve such reports should take reasonable steps to ensure their accuracy.

      VII. REPORTING VIOLATIONS

      Any known or suspected violation of any laws, government regulations or this Code of Ethics must be reported promptly to the Company's Chief Financial Officer or the Chairman of the Audit Committee in lieu thereof. Reports may be in person or in writing and may be submitted on an anonymous basis. If the violations relate to accounting, internal accounting controls or auditing matters, you should report these to the Chairman of the Audit Committee in accordance with the provisions of SmartServ's Complaint Procedures for Accounting and Auditing Matters (see Exhibit A). Reporting any such violations will not subject you to discipline absent a knowingly false

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report. The Chairman of the Audit Committee will investigate any reports of alleged violations and will advise the Audit Committee of such alleged violations and, following investigation, of his conclusions and recommendations regarding the alleged violation. If approved by the Audit Committee, the Chairman of the Audit Committee will refer investigation and reporting responsibilities elsewhere.

      VIII. ACCOUNTABILITY

      Directors, officers and employees of the Company are expected to follow this Code of Ethics at all times. Any such persons who violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, as determined by the Audit Committee, which may include demotion or discharge. The matter also may be referred to appropriate governmental agencies.

      IX. ADMINISTRATION

      The Audit Committee is responsible for the standards set forth in this Code of Ethics and may, in its discretion, update it from time to time. Any amendments will be publicly disclosed on our website and in accordance with the rules of the Securities and Exchange Commission. The Audit Committee of the Board of Directors may waive any violation of this Code of Ethics for employees other than directors or executive officers. Any waiver of this Code of Ethics for directors or executive officers must be approved by the Company's Board of Directors and publicly disclosed in accordance with the rules of the Securities and Exchange Commission.


                                 ACKNOWLEDGEMENT

      The Undersigned has read, understands and agrees to abide by this Code of Ethics and has retained a copy of this document.



Date:____________________________                ____________________________
                                                          (sign here)

                                                 ____________________________
                                                        (print name here)

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                                                                    EXHIBIT 14.1

                                                                       EXHIBIT A

                             SMARTSERV ONLINE, INC.

            Complaint Procedures for Accounting and Auditing Matters

These procedures are adopted to encourage any employee of the Company or any of its subsidiaries, any investor in the Company or any other interested person to submit a good faith complaint regarding accounting or auditing matters to the Audit Committee of the Company's Board of Directors without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Audit Committee will oversee treatment of concerns in this area. The Audit Committee is comprised of independent directors, none of whom are officers or employees of the Company.

In order to facilitate the reporting of complaints, the Company's Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, "ACCOUNTING MATTERS") and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Complaints

o Employees, investors and other interested persons with concerns regarding Accounting Matters may report their concerns via a complaint to the Chairman of the Audit Committee ("AUDIT CHAIRMAN") by phone or by regular mail at the following address:

                             Mr. Paul L. Melchiorre
                             SmartServ Online, Inc.
                             2250 Butler Pike
                             Suite 150
                             Plymouth Meeting, PA 19462
                             650-390-1404

o Complaints should provide specific details about the potential wrongdoings to enable the Audit Committee to investigate the matter and, when appropriate, take corrective action.

o     Employees may submit such a complaint on an anonymous basis.

o Investors and other interested persons should identify themselves and their interests in the Company and provide an address and phone number at which they may be contacted.

Scope of Matters Covered by These Procedures

These procedures relate to complaints regarding any questionable Accounting Matters, including, without limitation, the following:

o Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;


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o     Fraud or deliberate error in the recording and maintaining of financial records of the Company;

o Deficiencies in or noncompliance with the Company's internal accounting controls;

o Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

o Deviation from full and fair reporting of the Company's financial condition or results of operations.

Treatment of Complaints

o Upon receipt of a complaint, the Audit Chairman will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the reporting person.

o Complaints relating to Accounting Matters will be reviewed by the Audit Committee or such other persons as the Audit Committee determines to be appropriate. Confidentiality of employee complaints filed in good faith will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and take remedial action. The identity of any employee filing a good faith complaint will not be disclosed by the Audit Committee to management or other employees.

o Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

o The Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

o The Audit Chairman will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints (if written) and such log will be maintained for a minimum or three years from the date of receipt of the complaint.


                                                  Adopted by the Audit Committee
                                                          SmartServ Online, Inc.


                                                  ------------------------------
                                                                      , Chairman

                                                  Date:_________________________

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